Exhibit 99.1

May 12, 2006	Contact Information:
For immediate release	Standard Aero Holdings, Inc
Investor_relations@standardaero.com
Standard Aero Holdings, Inc. Report of First Quarter Results
San Antonio, Texas – May 12, 2006
Standard Aero Holdings, Inc. (Standard Aero) today announced its summary financial results for the first quarter ended March 31, 2006.
Revenues for the three months ended March 31, 2006 were $185.8 million, a decrease of $1.6 million or 0.9% compared to the three months ended March 31, 2005. This decrease was primarily attributable to a decline in revenue in our Aviation MRO segment due to lower sales to our military and commercial customers. Revenue in our Enterprise Services business, increased $8.1 million as we are fully operational under our subcontract agreements with Battelle to provide redesign services to the United States Air Force.
Income from operations was $15.1 million for the three months ended March 31, 2006 compared to income from operations of $18.5 million for the three months ended March 31, 2005. The decrease in income from operations was due to lower gross profit on realized revenues and increased professional fees.
Net income for the three months ended March 31, 2006 was $3.8 million as compared to $6.6 million for the three months ended March 31, 2005.
At March 31, 2006, total indebtedness was $452.2 million and cash on hand was $0.2 million. Net capital expenditures during the three months ended March 31, 2006 were $3.5 million, compared to $3.1 million during the three months ended March 31, 2005.
“We are very pleased with the performance of Enterprise Services contracts during the period” stated David Shaw, CEO of Standard Aero Holdings Inc. “Our teams at Tinker Air Force Base in Oklahoma City, Oklahoma and Hill Air Force Base in Ogden, Utah are utilizing our redesign tools under contract with Battelle for these exciting projects. On April 26, 2006 Aviation Week and Space Technology and Overhaul & Maintenance magazines presented the Charles B. Ryan award to Standard Aero for Business Innovation in “Delivering Best Value Readiness for the Warfighter” at the 2006 MRO Conference in part for our proven redesign approach” added Mr. Shaw. “ We are also pleased with the continued growth in our CF34 regional jet engine orderbook. We have added $570 million in backlog to this business during the last 18 months reflecting the strong and growing demand in this segment.”
Adjusted EBITDA
Adjusted EBITDA, as defined by our senior secured credit agreement, was $22.3 million for the three months ended March 31, 2006, a decrease of 13% compared to Adjusted EBITDA of $25.7 million for the three months ended March 31, 2005.
Information concerning Adjusted EBITDA has been included because Standard Aero uses this measure to evaluate its compliance with covenants under its senior secured credit agreement. Standard Aero also believes that Adjusted EBITDA provides useful information regarding its ability to service and incur debt. Adjusted EBITDA is not a recognized term under generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income, net cash provided by operating activities or other measures prepared in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be an indicator of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as capital expenditures, tax payments and debt service requirements. Adjusted EBITDA is not necessarily comparable to similarly titled measures reported by other companies. A reconciliation of Adjusted EBITDA to net income is provided below.
Recent Developments
In April 2006, the Company announced an amendment to its exclusive contract with SkyWest Airlines (“SkyWest”) of St. George, Utah to add 44 CF34–8 engines to the program. Standard Aero is now contracted to service all 114 of SkyWest’s engines, which power their fleet of CRJ-700 aircraft for United Express. This amendment is expected to add over $200 Million to the existing contract and will extend the contract to March 2024.
We generated approximately 28.9% and 31.2% of our revenues for the three months ended March 31, 2006 and the year ended December 31, 2005, respectively, by providing MRO services to the United States Air Force as a subcontractor to Kelly Aviation Center, L.P., or KAC, a joint venture between Lockheed Martin, General Electric, and Rolls Royce. The original subcontract was awarded in 1999 and ran through February 2006 and KAC previously exercised an option to extend the subcontract for one year to February 2007.
On January 25, 2006, KAC informed us that it does not intend to extend the subcontract beyond February 2007. We continue to believe that under the terms of the original teaming agreement and KAC subcontract, KAC is obligated to extend all current and future contract extensions earned by the team, which we believe would extend the subcontract through at least February 2009.
There can be no assurance our efforts will result in an extension of the subcontract beyond February 2007 or lead to another satisfactory resolution of this dispute. The loss of the KAC subcontract could have a material adverse effect on our revenues and liquidity.
First Quarter 2006 Conference Call
Standard Aero Holdings, Inc will hold its first quarter 2006 conference call on Monday, May 15, 2006 at 4:00 pm (New York City time). Call in details are as follows: 1-800-470-5906 reservation number 21292190.
A replay of the call will be available from 6:00 pm (New York City time) on May 15, 2006 until 23:59 pm (New York City time) on May 22, 2006 by calling 1-800-558-5253, reservation number 21292190.
About Standard Aero Holdings, Inc
Standard Aero is one of the world’s largest independent providers of repair and overhaul services for small gas turbine engine and engine accessories. Standard Aero performs repair and overhaul on Rolls-Royce, General Electric, Pratt & Whitney Canada and Honeywell engines used in regional airlines, business aviation, military and government aircraft and in industrial applications. Standard Aero applies specialized MRO process redesign concepts to both its operations and those of its customers, providing the tools and training to drive profitable growth and improved business performance.
Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Standard Aero Holdings, Inc. as of the date of the release, and Standard Aero Holdings, Inc. assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences, many of which are beyond the company’s control.

Standard Aero Holdings, Inc.
Condensed Consolidated Statement of Operations
(unaudited)

	Three months ended
	March 31, 2006	March 31, 2005
(In thousands)		(restated)

Revenues	$185,798	$187,414
Operating expenses
Cost of revenues	154,974	153,788
Selling, general and administrative	13,553	12,653
Amortization of intangible assets	2,146	2,446

Total operating expenses	170,673	168,887

Income (loss) from operations	15,125	18,527
Interest expense	9,473	9,101

Income (loss) before income taxes	5,652	9,426
Income tax expense (benefit)	1,878	2,868

Net income (loss)	$3,774	$6,558

     Standard Aero Holdings, Inc.
Condensed Consolidated Balance Sheet
(unaudited)

(In thousands)	March 31, 2006	December 31, 2005

Assets
Current assets
Cash and cash equivalent	$273	$24,056
Accounts receivable (less allowance for doubtful accounts of $3,109 and $2,987 at March 31, 2006 and December 31, 2005, respectively)	108,748	120,456
Inventories	152,964	134,011
Prepaid expenses and other current assets	7,670	7,668
Income taxes receivable	4,118	3,811
Deferred income taxes	2,605	2,407

Total current assets	276,378	292,409

Deferred charges	17,359	18,272
Deferred income taxes	7,836	7,920
Property, plant and equipment, net	137,553	136,968
Intangible assets, net	192,266	195,168
Goodwill	192,301	192,301

Total assets	$823,693	$843,038

Liabilities and divisional equity
Current liabilities
Accounts payable	$80,392	$75,301
Other accrued liabilities	22,156	29,197
Due to related parties	3,940	3,940
Unearned revenue	15,835	14,196
Accrued warranty provision	3,938	3,986
Income taxes payable	7,443	9,323
Current portion of long-term debt	2,198	2,574

Total current liabilities	135,902	138,517

Deferred income taxes	71,893	72,542
Long-term debt	450,016	470,000

Total liabilities	657,811	681,059

Divisional equity
Common Stock (1,000 shares, par value $0.01)	—	—
Paid in capital	215,000	215,000
Retained earnings/(deficit)	(49,308)	(53,082)
Accumulated other comprehensive income	190	61

Total equity	165,882	161,979

Total liabilities and divisional equity	$823,693	$843,038

     Standard Aero Holdings, Inc.
Condensed Consolidated Statement of Cash Flows
(unaudited)

	Three months Ended March 31,
(In thousands)	2006	2005

		(restated)
Cash provided from
Operating activities
Net income for the period	$3,774	$6,558
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	5,844	6,758
Amortization of deferred finance charges	913	1,181
Deferred income taxes	(763)	(980)
Loss on disposal of property, plant and equipment	(2)	—
Foreign exchange loss / (gain)	136	245
Changes in assets and liabilities
Accounts receivable	11,708	4,873
Inventories	(18,953)	(6,412)
Prepaid expenses and other current assets	127	623
Accounts payable and other current liabilities	(359)	(13,606)
Income taxes payable and receivable	(2,187)	1,044

Net cash provided by operating activities	238	284

Investing activities
Acquisitions of property, plant and equipment	(1,234)	(3,062)
Proceeds from disposals of property, plant, and equipment	4	—
Acquisition of rental assets	(5,191)	(3,796)
Proceeds from disposals of rental assets	2,896	3,779

Net cash used in investing activities	(3,525)	(3,079)

Financing activities
Repayment of debt	(20,360)	(15,392)
Change in due to and (from) related companies	—	4,688

Net cash used in financing activities	(20,360)	(10,704)

Effect of exchange rate changes on cash and cash equivalents	(136)	(245)

Net (decrease) increase in cash and cash equivalents	(23,783)	(13,744)

Cash and cash equivalents — Beginning of period	24,056	27,891

Cash and cash equivalents — End of period	$273	$14,147

Standard Aero Holdings, Inc.
Reconciliation of Net Income to Adjusted EBITDA
(unaudited)
Our Adjusted EBITDA is calculated as follows:

	Three months ended
(In millions)	March 31, 2006	March 31, 2005

		(restated)

Net income	3.8	6.6
Add:
Depreciation and amortization	5.8	6.7
Interest expense	9.5	9.1
Provision for income taxes	1.9	2.9
Non-recurring expenses (1)	0.9	—
Management fee	0.4	0.4

Adjusted EBITDA	22.3	25.7

(1)	Standard Aero incurred $0.9 million in professional fees associated with contractual review during the period ended March 31, 2006.